UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

OFFICE DEPOT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	59-2663954
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

6600 North Military Trail, Boca Raton, FL	33496
(Address of principal executive offices)	(zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value $0.01 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:                                    (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: Not Applicable

EXPLANATORY NOTE

This Registration Statement on Form 8-A is being filed by Office Depot, Inc., a Delaware corporation (the “Company”), in connection with the registration of its common stock, par value $0.01 per share (the “Common Stock”) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and the transfer of the listing of the Company’s common stock from the New York Stock Exchange to the NASDAQ Global Select Market (the “NASDAQ”).

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

General

Under the Company’s Restated Certificate of Incorporation, as amended (the “Charter”), Office Depot is authorized to issue 800 million of shares of common stock, par value $0.01 per share, and 1 million shares of preferred stock, par value $0.01 per share. Of its authorized preferred stock, Office Depot has previously designated 280,000 shares as its 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 80,000 shares as its 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock (together referred to in this filing as the “Office Depot convertible preferred stock”) and 100,000 shares as its Series C Junior Participating Preferred Stock (the “Office Depot Series C preferred stock”).

As of September 24, 2014, there were 538,622,282 shares of Common Stock, and no shares of Office Depot convertible preferred stock or Office Depot’s Series C preferred stock, issued and outstanding.

Common Stock

Voting Rights

Each holder of Common Stock is entitled to one (1) vote for each share of Common Stock held by such holder on all matters voted upon by the stockholders of Office Depot. Generally, unless otherwise provided by our Charter, Amended and Restated Bylaws, applicable law or pursuant to any regulation applicable to us or our securities, (a) at all meetings of stockholders for the election of directors, a majority of the votes cast shall be sufficient to elect directors, and (b) any other question brought before any meeting of stockholders shall be determined by the affirmative vote of a majority of the votes cast thereon by the holders represented and entitled to vote at the meeting.

Dividend Rights

Subject to the rights of holders of any preferred stock that may be outstanding, holders of Common Stock are entitled to receive dividends when, as and if declared by Office Depot’s board of directors out of funds legally available for this purpose.

Office Depot does not currently pay quarterly cash dividends on shares of Common Stock. The payment of dividends in the future, if any, will be at the discretion of Office Depot’s board of directors and will depend upon general business conditions, legal and contractual restrictions on the payment of dividends and other factors that Office Depot’s board of directors may deem to be relevant.

Liquidation Rights

Subject to the rights of holders of any preferred stock that may be outstanding, in the event of a liquidation, dissolution or winding up of Office Depot, the holders of Office Depot common stock will be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of Office Depot legally available for distribution to stockholders.

Other Rights

Holders of Common Stock are not entitled to preemptive rights with respect to any shares which may be issued, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to Common Stock.

Exchange Listing

Our Common Stock is listed on the NASDAQ and traded under the symbol “ODP.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Shareowner Services LLC.

Item 2.	Exhibits.

Exhibit Number	Exhibit

3.1	Restated Certificate of Incorporation (Incorporated by reference from the respective annex to the Proxy Statement for Office Depot, Inc.’s 1995 Annual Meeting of Stockholders, filed with the SEC on April 20, 1995.)

3.2	Amendment to Restated Certificate of Incorporation (Incorporated by reference from Office Depot, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on November 10, 1998.)

3.3	Amended and Restated Bylaws (Incorporated by reference from Office Depot, Inc.’s Current Report on Form 8-K, filed with the SEC on September 26, 2014.)

4.1	Form of Certificate representing shares of Common Stock (Incorporated by reference from the respective exhibit to Office Depot, Inc.’s Registration Statement No. 33-39473 on Form S-4, filed with the SEC on March 15, 1991.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFFICE DEPOT, INC.

Date: September 26, 2014	By:	/s/ Elisa D. Garcia C.
Elisa D. Garcia C.
Executive Vice President, Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit

3.1	Restated Certificate of Incorporation (Incorporated by reference from the respective annex to the Proxy Statement for Office Depot, Inc.’s 1995 Annual Meeting of Stockholders, filed with the SEC on April 20, 1995.)

3.2	Amendment to Restated Certificate of Incorporation (Incorporated by reference from Office Depot, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on November 10, 1998.)

3.3	Amended and Restated Bylaws (Incorporated by reference from Office Depot, Inc.’s Current Report on Form 8-K, filed with the SEC on September 26, 2014.)

4.1	Form of Certificate representing shares of Common Stock (Incorporated by reference from the respective exhibit to Office Depot, Inc.’s Registration Statement No. 33-39473 on Form S-4, filed with the SEC on March 15, 1991.)